Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NeoGames S.A.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on form F-1, of our report dated April 16, 2021, relating to the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 of NeoGames S.A., and our report dated April 16, 2021, relating to the financial statements as of December 31, 2020 and 2019 for the years then ended, of NeoPollard Interactive LLC, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

September 7, 2021
Tel Aviv, Israel

Tel Aviv	Jerusalem	Haifa	Beer Sheva	Bene Berak	Kiryat Shmona	Petach Tikva	Modiin Ilit
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Head Office Amot Bituach House 48 Derech Menachem Begin Rd. Tel Aviv 6618001 Email bdo@bdo.co.il Our Site www.bdo.co.il

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